UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

May 30, 2013

Date of Report (Date of earliest event reported)

Annie’s, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-35470	20-1266625
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(I.R.S. employer identification number)

1610 Fifth Street

Berkeley, CA 94710

(Address of principal executive offices, including zip code)

(510) 558-7500

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 5 – Corporate Governance and Management

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On May 30, 2013, the Compensation Committee of the Board of Directors (the “Committee”) of Annie’s, Inc. (the “Company”) approved a fiscal 2014 annual cash incentive program under which each of the Company’s current executive officers and other current employees (including named executive officers) is eligible to earn a cash bonus payable in early fiscal 2015. Consistent with past practice, the amount of each eligible participant’s fiscal 2014 cash incentive payment will be a percentage of the participant’s salary paid in fiscal 2014. The exact percentage (within a specified range of percentages) will be determined by the Committee based on the Company’s fiscal 2014 performance with respect to pre-established financial performance criteria, subject to discretionary reduction as described below.

For fiscal 2014, cash incentive amounts will be based on the Company’s performance with respect to two criteria: adjusted net sales and adjusted operating income. Each of the two performance criteria represents one-half of each participant’s total potential incentive payment. The Committee established “target” levels of adjusted net sales and adjusted operating income for pay-out determination purposes, as well as lower “threshold” levels and higher “maximum” levels for these two criteria. For each of these criteria, if the Company’s performance is below the threshold level, no payments will be earned for that component; and if the Company’s performance is at or above the maximum level, the maximum payment will be earned for that component, subject to discretionary reduction. The total potential incentive payment based on adjusted net sales and adjusted operating income is subject to discretionary reduction by up to 40% based on the participant’s performance against his or her individual goals, as determined by the Committee.

Our chief executive officer will be eligible to receive a fiscal 2014 cash incentive payment equal to 60% of his salary paid in fiscal 2014 if 1) the Company’s adjusted net sales and adjusted operating income are both at the target level and 2) he achieves 100% performance against his individual goals. The minimum payment our chief executive officer is eligible to receive, if any payment is made to him under the fiscal 2014 annual cash incentive program, is 1.8% of his salary paid in fiscal 2014 (which correlates to Company performance at threshold for adjusted net sales, below threshold for adjusted operating income and no achievement against individual goals); the maximum payment is 120% (which correlates to Company performance at or above maximum for both financial performance criteria as well as 100% performance against individual goals).

Each of our executive vice presidents will be eligible to receive a fiscal 2014 cash incentive payment equal to 50% of his or her salary paid in fiscal 2014 if 1) the Company’s adjusted net sales and adjusted operating income are both at the target level and 2) such officer achieves 100% performance against his or her individual goals. The minimum payment an executive vice president is eligible to receive, if any payment is made to such officer under the fiscal 2014 annual cash incentive program, is 1.5% of his or her salary paid in fiscal 2014 (which correlates to Company performance at threshold for adjusted net sales, below threshold for adjusted operating income and no achievement against individual goals); the maximum payment is 100% (which correlates to Company performance at or above maximum for both financial performance criteria as well as 100% performance against individual goals).

Each of our chief financial officer and our general counsel and secretary will be eligible to receive a fiscal 2014 cash incentive payment equal to 35% of her salary paid in fiscal 2014 if 1) the Company’s adjusted net sales and adjusted operating income are both at the target level and 2) such officer achieves 100% performance against her individual goals. The minimum payment our chief financial officer or our general counsel and secretary is eligible to receive, if any payment is made to such officer under the fiscal 2014 annual cash incentive program, is 1.05% of her salary paid in fiscal 2014 (which correlates to Company performance at threshold for adjusted net sales, below threshold for adjusted operating income and no achievement against individual goals); the maximum payment is 70% (which correlates to Company performance at or above maximum for both financial performance criteria as well as 100% performance against individual goals).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Annie’s, Inc.

Date: June 4, 2013	By:	/s/ Kelly J. Kennedy
Kelly J. Kennedy
Chief Financial Officer